EXHIBIT 99

October 18, 2000                           Mr. Richard Spencer
                                           Chief Financial Officer
                                           (412) 367-3300
                                           E-mail:  rspencer@fidelitybank-pa.com



              FIDELITY BANCORP, INC. ANNOUNCES A 10% STOCK DIVIDEND
                          AND A QUARTERLY CASH DIVIDEND

PITTSBURGH, PA, October 18, 2000 - On October 17, 2000 the Board of Directors of Fidelity Bancorp, Inc. (NASDAQ: FSBI) declared a stock dividend of 10%. The stock dividend is payable on November 28, 2000 on all outstanding shares to shareholders of record on November 15, 2000. This dividend is the sixth stock dividend paid to shareholders since the Company was formed twelve years ago. As a result of the stock dividend, the Company's outstanding shares will increase 10% to approximately 2,095,000 shares from the current number of approximately 1,905,000 shares.

In addition to the 10% stock dividend, a quarterly cash dividend of $.10 per share will be paid to shareholders of record on November 15, 2000. The cash dividend is payable on November 30, 2000 on all outstanding shares, including the new shares represented by the 10% stock dividend. This is a 10% increase in the cash dividend and represents the 49th uninterrupted quarterly dividend paid to shareholders.

Commenting on these dividend declarations, President and Chief Executive Officer William L. Windisch stated, "The Board of Directors has long believed that the success of the Company should be shared with the stockholders. The Company has enjoyed a very successful year, which will be evident when earnings are released next month. We acknowledge the loyalty of our shareholders through the issuance of the stock dividend and the 10% increase in the cash dividend and look forward to continuing these two traditions."

Fidelity Bancorp, Inc. is the holding company of Fidelity Bank, a Pennsylvania chartered, FDIC insured savings bank conducting business through ten offices in Allegheny and Butler counties.